MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS
FISCAL 2024 FOURTH QUARTER AND FULL YEAR RESULTS

Fiscal 2024 Revenues of $959.3 Million, up 13% Versus Prior Year and Above High-End of Guidance Range(1)
Fiscal 2024 Operating Income of $111.9 Million and AOI of $211.5 Million, Both Above High-End of Guidance Range(1)(2)

NEW YORK, N.Y., August 16, 2024 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment” or the “Company”) today reported financial results for the fiscal fourth quarter and full-year ended June 30, 2024.
Fiscal 2024 marked the first full year of operations for MSG Entertainment as a standalone public company. During the year, the Company hosted approximately 6.3 million guests at over 960 events, which reflects robust growth in the number of events in the Company's bookings business, as well as regular season and playoff games at The Garden for both the Knicks and Rangers. It also reflects over 1 million tickets sold across 193 shows for the Christmas Spectacular production, which generated record-setting revenues in fiscal 2024. Positive operating momentum throughout the year led the Company to increase its financial guidance twice during fiscal 2024. A strong fiscal fourth quarter led by The Garden resulted in full year financial results that exceeded the high-end of the Company’s guidance ranges for revenues, operating income and adjusted operating income.(1)(2)
Financial results for the three and twelve months ended June 30, 2024 reflect the Company on a fully standalone basis. Results for the prior year through April 20, 2023, which was the date of the spin-off from Sphere Entertainment Co. (“Sphere Entertainment”), are presented in accordance with generally accepted accounting principles (“GAAP”) for the preparation of carve-out financial statements. These prior year results (through April 20, 2023) do not include all of the expenses that would have been incurred by MSG Entertainment had it been a standalone company for the periods presented. Therefore, results for the three and twelve months ended June 30, 2024 are not fully comparable with results for the prior year periods.
For fiscal 2024, the Company reported revenues of $959.3 million, an increase of $107.8 million, or 13%, as compared to the prior year. In addition, the Company reported operating income of $111.9 million, an increase of $6.9 million, and adjusted operating income of $211.5 million, an increase of $9.9 million, both as compared to the prior year.(2)
For the fiscal 2024 fourth quarter, the Company reported revenues of $186.1 million, an increase of $38.1 million, or 26%, as compared to the prior year quarter. In addition, the Company reported an operating loss of $8.9 million and adjusted operating income of $13.1 million, representing improvements of $12.9 million and $12.4 million, respectively, as compared to the prior year quarter.(2)
Executive Chairman and CEO James L. Dolan said, “We delivered strong financial results in our first full year as a standalone entertainment company. Looking ahead, we believe our Company – with its unique portfolio of live entertainment offerings – is well positioned to generate robust adjusted operating income growth in fiscal 2025.”
Results for the Three and Twelve Months Ended June 30, 2024 and 2023:

	Three Months Ended				Twelve Months Ended
	June 30,		Change		June 30,		Change
$ millions	2024	2023	$	%	2024	2023	$	%
Revenues	$186.1	$147.9	$38.1	26%	$959.3	$851.5	$107.8	13%
Operating Income (Loss)	$(8.9)	$(21.8)	$12.9	59%	$111.9	$105.0	$6.9	7%
Adjusted Operating Income	$13.1	$0.7	$12.4	NM	$211.5	$201.6	$9.9	5%
Note: Amounts may not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1)The Company’s most recent financial guidance for fiscal 2024 was for revenues of $940-$950 million, operating income of $100-$110 million, and adjusted operating income of $200-210 million.
(2)See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures. During the third quarter of fiscal 2024, the Company amended this definition so that the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with Madison Square Garden Sports Corp. (“MSG Sports”) is no longer excluded in all periods presented. For the three and twelve months ended June 30, 2024, the non-cash portion of operating lease revenue was $2.5 million and $25.3 million, respectively, and for the three and twelve months ended June 30, 2023 the non-cash portion of operating lease revenue was $1.5 million and $26.5 million, respectively.

Entertainment Offerings, Arena License Fees and Other Leasing
Fiscal 2024 fourth quarter revenues from entertainment offerings of $142.9 million increased $23.3 million, or 20%, as compared to the prior year period, primarily due to higher event-related revenues, an increase in revenues subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements and, to a lesser extent, an increase in venue-related sponsorship, signage and suite license fees.
•Event-related revenues increased $13.2 million, primarily due to an increase in the number of concerts at The Garden as compared to the prior year quarter.
•Revenues subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements increased $7.7 million, primarily due to higher suite license fee revenues as compared to the prior year quarter.
•Venue-related sponsorship, signage and suite license fees revenues increased $1.5 million as compared to the prior year quarter.
Fiscal 2024 fourth quarter arena license fees and other leasing revenues of $8.5 million increased $3.6 million, or 75%, as compared to the prior year period, primarily due to higher arena license fees, the result of more Rangers and Knicks regular season games played at The Garden as compared to the prior year quarter.
Fiscal 2024 fourth quarter direct operating expenses associated with entertainment offerings, arena license fees and other leasing of $99.7 million increased $11.7 million, or 13%, as compared to the prior year quarter.
•Event-related expenses increased $5.1 million, primarily due to higher expenses incurred as a result of the increase in event-related revenues.
•Expenses associated with the sharing of economics with MSG Sports pursuant to the Arena License Agreements increased $5.8 million, primarily due to higher expenses incurred as a result of the increase in suite license fee revenues.
Food, Beverage and Merchandise
Fiscal 2024 fourth quarter food, beverage and merchandise revenues of $34.7 million increased $11.2 million, or 48%, as compared to the prior year period. This reflects higher food and beverage sales at Rangers and Knicks games at The Garden (primarily due to more regular season and playoff home games) and, to a lesser extent, an increase in food and beverage sales at concerts and other live sporting and entertainment events at the Company’s venues, all as compared to the prior year quarter.
Fiscal 2024 fourth quarter food, beverage and merchandise direct operating expenses of $22.7 million increased $8.1 million, or 56%, as compared to the prior year quarter, primarily driven by the related increase in food and beverage revenues.
Selling, General and Administrative Expenses
Fiscal 2024 fourth quarter selling, general and administrative expenses of $55.8 million increased $3.1 million, or 6%, as compared with the prior year period. Fiscal 2024 fourth quarter results reflect the Company on a fully standalone basis. Results for the fiscal 2023 fourth quarter reflect the allocation of corporate and administrative costs based on the accounting requirements for the preparation of carve-out financial statements through the April 20, 2023 spin-off date and reflect the Company on a fully standalone basis for the balance of the fiscal 2023 fourth quarter. Therefore, results for the fiscal 2023 fourth quarter do not include all of the expenses that would have been incurred by MSG Entertainment had it been a standalone company for the entire period.
Operating Income and Adjusted Operating Income
Fiscal 2024 fourth quarter operating loss of $8.9 million improved $12.9 million and adjusted operating income of $13.1 million increased $12.4 million, both as compared to the prior year quarter. The improvement in operating loss and the increase in adjusted operating income were primarily due to higher revenues, partially offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses.
About Madison Square Garden Entertainment Corp.
Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment, delivering unforgettable experiences while forging deep connections with diverse and passionate audiences. The Company’s portfolio includes a collection of world-renowned venues – New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, and Beacon Theatre; and The Chicago Theatre – that showcase a broad array of sporting events, concerts, family shows, and special events for millions of guests annually. In addition, the Company features the original production, the Christmas Spectacular Starring the Radio City Rockettes, which has been a holiday tradition for 90 years. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures
During the third quarter of fiscal 2024, the Company amended its definition of adjusted operating income (loss) so that the impact of the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports is no longer excluded in the calculation of adjusted operating income (loss) in all periods presented.
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) merger, spin-off, and acquisition-related costs, including merger-related litigation expenses, (v) gains or losses on sales or dispositions of businesses and associated settlements, (vi) the impact of purchase accounting adjustments related to business acquisitions, (vii) gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, and (viii) amortization for capitalized cloud computing arrangement costs. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, spin-off, and acquisition-related costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles, gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the executive deferred compensation plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of the Company on a consolidated and combined basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.
Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #
Contacts:

Ari Danes, CFA Senior Vice President, Investor Relations, Financial Communications & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072
Justin Blaber Vice President, Financial Communications Madison Square Garden Entertainment Corp. (212) 465-6109
Grace Kaminer Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 631-5076
Conference Call Information:
The conference call will be Webcast live today at 8:30 a.m. ET at investor.msgentertainment.com
Conference call dial-in number is 888-660-6386 / Conference ID Number 8020251
Conference call replay number is 800-770-2030 / Conference ID Number 8020251 until August 23, 2024
Investor presentation available at investor.msgentertainment.com/events-and-presentations/

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023
Revenues
Revenues from entertainment offerings	$142,872	$119,554	$723,897	$643,885
Food, beverage, and merchandise revenues	34,713	23,521	162,092	135,933
Arena license fees and other leasing revenue	8,489	4,860	73,276	71,678
Total revenues	$186,074	147,935	959,265	851,496
Direct operating expenses
Entertainment offerings, arena license fees, and other leasing direct operating expenses	(99,716)	(88,011)	(475,502)	(420,301)
Food, beverage, and merchandise direct operating expenses	(22,661)	(14,520)	(93,334)	(79,628)
Total direct operating expenses	(122,377)	(102,531)	(568,836)	(499,929)
Selling, general and administrative expenses	(55,807)	(52,679)	(206,963)	(180,216)
Depreciation and amortization	(13,904)	(14,094)	(53,876)	(60,463)
Gains, net on dispositions	—	—	—	4,361
Restructuring charges	(2,846)	(421)	(17,649)	(10,241)
Operating (loss) income	(8,860)	(21,790)	111,941	105,008
Interest income	701	1,440	2,976	7,244
Interest expense	(14,193)	(13,814)	(57,954)	(51,869)
Other (expense) income, net	(3,127)	10,605	(4,672)	17,389
(Loss) income from operations before income taxes	(25,479)	(23,559)	52,291	77,772
Income tax benefit (expense)	92,406	(924)	92,009	(1,728)
Net income (loss)	66,927	(24,483)	144,300	76,044
Less: Net loss attributable to nonredeemable noncontrolling interest	—	—	—	(553)
Net income (loss) attributable to MSG Entertainment’s stockholders	$66,927	$(24,483)	$144,300	$76,597

Earnings (loss) per share attributable to MSG Entertainment’s stockholders:
Basic	$1.42	$(0.47)	$2.99	$1.48
Diluted	$1.41	$(0.47)	$2.97	$1.47

Weighted-average number of shares of common stock:
Basic	47,067	51,819	48,275	51,819
Diluted	47,599	51,819	48,589	52,278

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(in thousands)
(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted under the Company’s Employee Stock Plan, Sphere Entertainment’s Employee Stock Plan, the Company’s Non-Employee Director Plan and Sphere Entertainment’s Non-Employee Director Plan.
•Gains, net on dispositions. This adjustment eliminates the impact of gains or losses from the disposition of assets or businesses.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain corporate executives and employees.
•Merger, spin-off, and acquisition-related costs. This adjustment eliminates costs related to mergers, spin-offs and acquisitions, including merger-related litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
$ thousands	2024	2023	2024	2023
Operating (loss) income	$(8,860)	$(21,790)	$111,941	$105,008
Depreciation and amortization	13,904	14,094	53,876	60,463
Share-based compensation	4,983	7,541	24,544	29,521
Gains, net on dispositions	—	—	—	(4,361)
Restructuring charges	2,846	421	17,649	10,241
Merger, spin-off, and acquisition related costs(1)	—	—	2,035	—
Amortization for capitalized cloud computing arrangement costs	172	431	1,008	600
Remeasurement of deferred compensation plan liabilities	63	(11)	452	121
Adjusted operating income(2)	$13,108	$686	$211,505	$201,593
_________________
(1)This adjustment represents non-recurring costs incurred and paid by the Company for the sale of the retained interest by Sphere Entertainment Co.
(2) During the third quarter of fiscal 2024, the Company amended the definition of adjusted operating income so that the impact of the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports is no longer excluded in all periods presented. Pursuant to GAAP, recognition of operating lease revenue is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease revenue is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Adjusted operating income includes operating lease revenue of (i) $4,159 and $42,769 of revenue collected in cash for the three and twelve months ended June 30, 2024, respectively, and $2,290 and $41,524 of revenue collected in cash for the three and twelve months ended June 30, 2023, respectively, and (ii) a non-cash portion of $2,467 and $25,299 for the three and twelve months ended June 30, 2024, respectively, and $1,467 and $26,545 for the three and twelve months ended June 30, 2023, respectively.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)
	June 30,
	2024	2023
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$33,555	$84,355
Accounts receivable, net	77,259	63,898
Related party receivables, current	17,469	69,466
Prepaid expenses and other current assets	90,801	77,562
Total current assets	219,084	295,281
Non-Current Assets:
Property and equipment, net	633,533	628,888
Right-of-use lease assets	388,658	235,790
Goodwill	69,041	69,041
Indefinite-lived intangible assets	63,801	63,801
Deferred tax assets, net	68,307	—
Other non-current assets	110,283	108,356
Total assets	$1,552,707	$1,401,157
LIABILITIES AND DEFICIT
Current Liabilities:
Accounts payable, accrued and other current liabilities	$203,750	$214,725
Related party payables, current	42,506	47,281
Long-term debt, current	16,250	16,250
Operating lease liabilities, current	27,736	36,529
Deferred revenue	215,581	225,855
Total current liabilities	505,823	540,640
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	599,248	630,184
Operating lease liabilities, non-current	427,014	219,955
Deferred tax liabilities, net	—	23,518
Other non-current liabilities	43,787	56,332
Total liabilities	1,575,872	1,470,629
Commitments and contingencies
Deficit:
Class A Common Stock (a)	456	450
Class B Common Stock (b)	69	69
Additional paid-in capital	33,481	17,727
Treasury stock at cost (4,365 and 840 shares as of June 30, 2024 and June 30, 2023, respectively)	(140,512)	(25,000)
Retained earnings (deficit)	115,603	(28,697)
Accumulated other comprehensive loss	(32,262)	(34,021)
Total deficit	(23,165)	(69,472)
Total liabilities and deficit	$1,552,707	$1,401,157
_________________
(a) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 45,556 and 45,024 shares issued as of June 30, 2024 and June 30, 2023, respectively.
(b) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued as of June 30, 2024 and June 30, 2023.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
SELECTED CASH FLOW INFORMATION
(in thousands)
(Unaudited)

	Twelve Months Ended
	June 30,
	2024	2023
Net cash provided by operating activities	$111,266	$135,694
Net cash (used in) provided by investing activities	(62,371)	30,305
Net cash used in financing activities	(99,695)	(144,217)
Net (decrease) increase in cash, cash equivalents and restricted cash	(50,800)	21,782
Cash, cash equivalents and restricted cash, beginning of period	84,355	62,573
Cash, cash equivalents and restricted cash, end of period	$33,555	$84,355